Exhibit (a)(5)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell ADSs or Shares (as defined below). The U.S. Offer (as defined below) is made solely by the U.S. Offer to Purchase dated March 10, 2011 and the related ADS Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of ADSs. The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. Notice of U.S. Offer to Purchase for Cash All Outstanding American Depositary Shares of Wimm-Bill-Dann Foods OJSC at 970.925 Russian Rubles per American Depositary Share (Payable in U.S. Dollars) Pursuant to the U.S. Offer to Purchase Dated March 10, 2011 by Pepsi-Cola (Bermuda) Limited a subsidiary of PepsiCo, Inc. We, Pepsi-Cola (Bermuda) Limited, a company incorporated under the laws of Bermuda and a subsidiary of PepsiCo, Inc., a North Carolina corporation, are offering to acquire all outstanding American Depositary Shares (“ADSs”) of Wimm-Bill-Dann Foods OJSC, an open-joint stock company organized under the laws of the Russian Federation (“WBD”), each representing one-fourth of one ordinary share of WBD, par value 20 Russian rubles per share (the “Shares”), upon the terms set forth in the U.S. Offer to Purchase dated March 10, 2011 (the “U.S. Offer to Purchase”) and in the related ADS Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “U.S. Offer”). We are offering to pay 970.925 Russian rubles for each ADS in cash, without interest, payable in U.S. dollars as converted during the period it takes to complete the conversion following the receipt of the Russian ruble payment by Deutsche Bank Trust Company Americas, the tender agent for the U.S. Offer (the “U.S. Tender Agent”). The Russian rubles will be converted to U.S. dollars at the spot market conversion rates available to Deutsche Bank Trust Company Americas (the “ADS Depositary”) during that period and paid to tendering ADS holders using the weighted average of the conversion rates, less fees under the ADS depositary agreement of $0.05 per tendered ADS for cancellations, $0.02 per tendered ADS for cash distributions and applicable taxes and other governmental charges, if any. PepsiCo will pay the ADS Depositary’s expenses associated with the re-registration and transfer of tendered ADSs and Shares represented by tendered ADSs, if any. You should be aware that the U.S. dollar/Russian ruble exchange rate that is prevailing on the date on which you tender your ADSs may be different than the U.S. dollar/Russian ruble exchange rate prevailing at the time the Russian rubles are converted into U.S. dollars. In all cases, fluctuations in the U.S. dollar/Russian ruble exchange rate are at your risk as the tendering ADS holder. There are no conditions to the U.S. Offer and, as a result, all ADSs validly tendered and not withdrawn will be accepted for payment. We currently own approximately 77% of the Shares, which we acquired from certain selling shareholders pursuant to a purchase agreement dated December 1, 2010 and through open-market purchases of ADSs, as disclosed in our Schedule 13D filings. Under Russian law, as a result of our ownership interest in WBD, we are required to launch a separate, mandatory cash tender offer in the Russian Federation for all outstanding ordinary shares of WBD (the “Russian Offer”) for 3,883.70 Russian rubles per ordinary share, which is the same price being offered in the U.S. Offer (before adjustments to reflect the four-to-one ratio of ADSs to ordinary shares, foreign currency conversion, fees under the ADS depositary agreement of $0.07 per tendered ADS and applicable taxes, if any). The price being offered in the Russian Offer (and by extension the price being offered in the U.S. Offer) was established in accordance with Russian law. Subject to any applicable rules and regulations of the Securities and Exchange Commission, we expressly reserve the right in our sole discretion to extend the U.S. Offer at any time and from time to time for any reason, although we do not expect to extend the U.S. Offer. If we extend the U.S. Offer, we will notify the U.S. Tender Agent by written notice or oral notice confirmed in writing and we will make an announcement to that effect no later than the next business day after the previously scheduled expiration date of the U.S. Offer. We do not intend to include a subsequent offering period. You may withdraw your tender of ADSs at any time prior to our acceptance of tendered ADSs. We will be deemed to have accepted for payment ADSs tendered pursuant to the U.S. Offer when, as and if we give oral or written notice of our acceptance to the U.S. Tender Agent. We expect to accept all ADSs validly tendered and not withdrawn immediately upon expiration of the U.S. Offer. Therefore, you will not be permitted to withdraw your tendered ADSs during the period between the expiration of the U.S. Offer and the expiration of the Russian Offer. See the “Summary Term Sheet” of the U.S. Offer to Purchase for a more detailed discussion of the differences between the U.S. Offer and the Russian Offer. If you hold your ADSs in registered form (i.e., you hold your ADSs directly on the books of the ADS Depositary) and have previously delivered an ADS Letter of Transmittal to the U.S. Tender Agent, together with American Depositary Receipts (“Receipts”) evidencing your ADSs, if applicable, for a withdrawal to be effective, you must deliver a signed written notice of withdrawal to the U.S. Tender Agent at its applicable address on the back cover of the U.S. Offer to Purchase. If you are a beneficial holder of ADSs and your agent has tendered ADSs on your behalf, you need to contact the agent who tendered your ADSs to request it make the withdrawal in accordance with the procedures of The Depository Trust Company. The notice of withdrawal must be received before the expiration of the U.S. Offer. Any notice of withdrawal must specify the name of the person who tendered ADSs to be withdrawn, the numbers of ADSs to be withdrawn and the name of the registered holder of the ADSs to be withdrawn, if different from that of the person who tendered such ADSs. If you have delivered Receipts evidencing your ADSs to the U.S. Tender Agent then, in order for the Receipts to be released, you must also submit the serial number shown on the particular Receipt tendered evidencing ADSs to be withdrawn and have the signature on the notice of withdrawal guaranteed by an Eligible Institution (as defined in the U.S. Offer to Purchase), except in the case of ADSs tendered by or on account of an Eligible Institution. If you are a beneficial holder of ADSs and your agent has tendered ADSs on your behalf, the notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn ADSs. In general, your sale of ADSs pursuant to the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. See Section 6 of the U.S. Offer to Purchase for a more detailed discussion of the tax treatment of the U.S. Offer. You should consult your tax advisor about the tax consequences to you of participating in the U.S. Offer in light of your particular circumstances. The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the U.S. Offer to Purchase and is incorporated herein by reference. The U.S. Offer to Purchase, the related ADS Letter of Transmittal and other related documents are being mailed to record holders of ADSs and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of ADSs. The U.S. Offer to Purchase and the related ADS Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the U.S. Offer. Any questions or requests for assistance may be directed to the Innisfree M&A Incorporated (the “U.S. Information Agent”) at its address and telephone numbers set forth below. Copies of the U.S. Offer to Purchase, the related ADS Letter of Transmittal and other related materials may be obtained promptly, at our expense, from the U.S. Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer. We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the U.S. Information Agent and the U.S. Tender Agent) for soliciting tenders of ADSs pursuant to the U.S. Offer. The Information Agent for the U.S. Offer is: 501 Madison Avenue, 20th Floor New York, New York 10022 ADS Holders in the U.S. and Canada May Call Toll-Free: (877) 750-9496 ADS Holders in All Other Countries May Call: (412) 232-3651 ADS Holders in the European Union May Also Call Innisfree’s wholly-owned subsidiary, Lake Isle M&A Incorporated, free-phone: 00 800-7710-9971 Banks and Brokers May Call Collect: (212) 750-5833 March 10, 2011 Please note that The Depository Trust Company and its participants, including the custodians for Euroclear and Clearstream, will establish their own cut-off dates and times for the tender of American Depositary Shares, which will be earlier than the expiration of the Offer. THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 P.M. NOON, NEW YORK CITY TIME, ON MONDAY, MAY 16, 2011, UNLESS THE OFFER IS EXTENDED. NYT—4 col. x 21” 25954 Taylor & Ives Howard Balley Farrington & Favia Inc. (212) 685-4909 Taylor & Ives (212) 921-9300 March11/Taylor&Ives/25954-D-01 3/9/11 jn Proof 5 4 3